UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 24, 2017

NOTIS GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54928	30-0893689
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

633 West 5th Street, 28th Floor

Los Angeles, California 90071

(Address of principal executive offices) (zip code)

(323) 688-7911

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 — CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Directors.

(b) On May 16, 2017, Notis Global, Inc. (the “Company”) held a Special Meeting of its Board of Directors. At that Special Meeting, Messrs. Manuel Flores and Mitchel Lowe, each a director of the Company, notified the Company that they would resign from the Company’s Board of Directors effective immediately. Mr. Flores and Mr. Lowe each made the decision to resign solely for personal reasons and time considerations and did not involve any disagreement with the Company, the Company’s management or the Board of Directors.

(d) At the Special Meeting, Mr. Clinton Pyatt, currently the Company’s Chief Operating Officer and Senior Vice President of Government Affairs, accepted a position as a director of the Company and as its President. Clint’s Employment Agreement, which was approved by the Board of Directors on March 20, 2017, provided that he would join the Board of Directors of the Company and become its President upon his acceptance of such roles. Accordingly, he commenced his service as a director and the President at during the Special Meeting.

With the resignations of Messrs. Flores and Lowe from the Board and the acceptance by Mr. Pyatt as a director, the Company will have four vacancies. At the Special Meeting, the Board of Directors approved the nomination of the following nominees, to serve as directors, as noted:

Andrew Kantarzhi, 33, is a Sales and Marketing veteran, with over a decade in assisting multi-national corporations with developing new business and growing sales and revenue. Andrew previously acted as Director of Sales and Marketing at the International Management Group for one of its flagship properties in Central Asia. In 2010, Mr. Kantarzhi acted as Eurasian Natural Resource Company’s (LSE: ENRC; KASE: GB_ENRC) Sales Manager for ENRC’s Non-Core Materials Division, heading its Astana Sales Office. In 2011, he was promoted to Director of Sales and Marketing of ENRC’s Ferrosilicon Division in Moscow, Russia, where the division set record unit price sales and increased market share throughout the entire Russian Federation. Commencing in 2013, Mr. Kantarzhi has managed accounts for Traxys North America’s Base Metals Division at its Manhattan, NY headquarters. Traxys is a commodities trading firm and a member of the Carlyle Group. Since 2016, he has acted as Chief Commercial Officer for OC Testing, LLC, a New York-based company which invests in and develops Cannabis-related research and testing facilities. The Company believes that Andrew’s experience in sales and marketing, including experience in the cannabis industry, will provide a benefit to the Company, its stockholders, and the Board by his providing the Company with significant guidance as it enters the next phase of its sales and marketing development. Mr. Kantarzhi commenced his service as a director at the close of the Special Meeting.

Charles K. Miller, 56, has been the Chief Financial Officer of Tekmark Global Solutions since September 1997 and a member its Board of Directors since November 2012. He was elected to the Board of Directors of InterCloud Systems, Inc. (OTCQB:ICLD), in November 2012. Intercloud is a New Jersey-based global single-source provider of value-added services for both corporate enterprises and service providers. Mr. Miller received his B.S. in accounting and his M.B.A. from Rider College and is a Certified Public Accountant in New Jersey. The Company believes that Charles’ 30+ years’ of financial experience will provide a financial stability benefit to the Company, its stockholders, and the Board of Directors. Mr. Miller commenced his service as a director at the close of the Special Meeting.

Thomas A. Gallo, 55, founded the Strategic Advisory Group (“SAG”) at Corinthian Partners L.L.C., a boutique investment bank headquartered in New York City in 2014. Working within the investment banking department, SAG provided capital formation advice, as well as raised capital for SAG’s client companies. In May, 2017, SAG and he joined the investment bank and brokerage firm, Spartan Capital Securities, LLC, located in the Wall Street area of New York City. In June 2015, SAG and he joined Newbridge Securities Corporation, an independent broker dealer and investment bank, where he currently serves as Senior Managing Director. Mr. Gallo, a FINRA-licensed professional, focuses on providing strategic, capital markets, and financial advice to micro-cap public and private companies. From July 2016 to April 2017, Tom served as a Director of Viatar CTC Solutions Inc., a Lowell Massachusetts-based medical technology company. From 2010 t 2014, he worked with a select group of high net worth investors as their Investment Advisor, as well as commencing to work with public companies as a Strategic Advisor and Investment Banker at GSS Capital. Mr. Gallo earned a B.S. in Business Management & Marketing from Fordham University College of Business Administration in 1983. The Company believes that Tom’s 25 years’ of Wall Street-based experience will provide a capital markets benefit to the Company, its stockholders, and the Board of Directors. Mr. Gallo commenced his service as a director on May 19, 2017, upon his receipt of approval from Spartan to serve as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOTIS GLOBAL, INC.

Dated: May 25, 2017	By:	/s/ Jeffrey Goh
	Name:	Jeffrey Goh
	Title:	Chief Executive Officer